Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE
MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 19, 2014 – Philip Morris International Inc. (“PMI”) (NYSE/Euronext Paris: PM) Chief Executive Officer, André Calantzopoulos, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.
The presentation and Q&A session are being webcast live at www.pmi.com/webcasts in a listen-only mode, beginning at approximately 10:20 a.m. Eastern Time. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp. An archived copy of the webcast, together with slides, will be available on the same site. Highlights from the presentation include:

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The Company reaffirms its 2014 full-year reported diluted earnings per share (“EPS”) forecast to be in a range of $4.76 to $4.81 versus $5.26 in 2013. On an adjusted basis, diluted EPS are projected to increase in the range of approximately 6.5% to 7.5% versus adjusted diluted EPS of $5.40 in 2013. This adjustment reflects:

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an after-tax charge of $0.02 per share, recorded as asset impairment and exit costs of $0.01 per share in the first quarter of 2014 and an anticipated $0.01 per share in the fourth quarter of 2014, relating to the decision to discontinue cigarette production in Australia by the end of 2014;

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a total after-tax charge of $0.25 per share, recorded as asset impairment and exit costs in the second and third quarters of 2014, related to the decision to discontinue cigarette production in the Netherlands in 2014; and

•	an unfavorable currency impact, at prevailing exchange rates, of approximately $0.72 per share for the full-year 2014.

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In 2015, as previously disclosed, the Company targets annual growth rates, on a currency-neutral basis, of 4% to 6% for net revenues, 6% to 8% for adjusted operating companies income and 8% to 10% for adjusted diluted EPS, despite the incremental year-over-year investments in Reduced-Risk Products;

•	For the full-year 2015, at prevailing exchange rates, an unfavorable currency impact would approach approximately $0.60 per share;

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In 2014, the Company anticipates that international cigarette volume, excluding China and the USA, will decline by 2.9%; the Company believes that international cigarette industry volume will revert to its historical decline rate of between 1% and 2% in the foreseeable future;

•	The Company has now launched its Reduced-Risk Product, iQOS, and Marlboro HeatSticks, in Nagoya, Japan, and announces that it will launch in Milan, Italy, on November 20, 2014;

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In the future, the Company aims to return around 100% of its free cash flow to its shareholders through dividends and share repurchases after taking into account the funding of any attractive business development initiatives; since 2008, the Company has increased its dividend by 117.4% to an annualized rate of $4.00 a share; and

•	The Company will provide its 2015 full-year reported diluted EPS forecast in February of next year.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.
Adjusted diluted earnings per share of $5.40 in 2013 is calculated as reported diluted earnings per share of $5.26, plus a $0.02 per share adjustment for tax items, plus a $0.12 per share adjustment related to asset impairment and exit costs.
The guidance excludes the impact of future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
A glossary of terms and reconciliations of non-GAAP measures to the most comparable GAAP measures included in the presentation are provided at the end of the presentation.

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.3% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Reduced-Risk Products (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes. PMI’s RRPs are in various stages of development, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, we will need to rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the United States today.